UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 11, 2013

Commission File Number:  001-32420

True Drinks Holdings, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)
84-1575085
(IRS Employer Identification No.)

18552 MacArthur Blvd, Suite 325, Irvine, California 92612
(Address of principal executive offices)

949-203-3500
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

See Item 3.02.

Item 3.02 Unregistered Sales of Equity Securities.

On December 11, 2013, True Drinks Holdings, Inc. (the "Company") received gross proceeds of $790,000 from the sale of 191,250 shares of Series B Convertible Preferred Stock ("Series B Preferred") to certain accredited investors (each an "Investor" and collectively, the "Investors") in connection with the Series B Offering, previously disclosed by the Company in the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 26, 2013. As additional consideration, the Company issued to the Investors five-year warrants (the "Warrants") to purchase an aggregate total of 921,667 shares of the Company's common stock, par value $0.001 per share ("Common Stock") for $0.30 per share. To date, the Company has sold a total of approximately 1.8 million shares of Series B Preferred and issued Warrants to purchase a total of approximately 9.1 million shares of Common Stock during the Series B Offering. Each Investor submitted to the Company a signed Securities Purchase Agreement and became a signatory to the Registration Rights Agreement, by and between the Company and all Investors participating in the Series B Offering, dated November 25, 2013. Proceeds from the Series B Offering are expected to be used for general working capital purposes.

The shares of Series B Preferred and Warrants were offered and sold in transactions exempt from registration under the Securities Act of 1933, as amended ("Securities Act"), in reliance on Section 4(2) thereof and Rule 506 of Regulation D thereunder. Each of the investors represented that it was an "accredited investor" as defined in Regulation D.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

True Drinks Holdings, Inc.

Date:   December 17, 2013
By:	/s/ Daniel Kerker

Name: Daniel Kerker
Title: Chief Financial Officer